Exhibit 99.1

World Kinect Corporation Announces Promotion of Ira M. Birns to President and John P. Rau to Chief Operating Officer

April 25, 2025 - MIAMI – World Kinect Corporation (NYSE: WKC) announced today that Ira M. Birns, currently EVP and Chief Financial Officer, has been promoted to President and will continue in his CFO role, and that John P. Rau, currently EVP of Global Aviation, Land and Marine, has been promoted to Chief Operating Officer. They will continue to report directly to Chairman and CEO Michael Kasbar.

“Ira Birns and John Rau have demonstrated outstanding business leadership and operational capabilities throughout their careers and I am optimistic about their ability to navigate and steward the continuing evolution of our global energy distribution and solutions business”, Kasbar said.

Ira Birns has been EVP & Chief Financial Officer of World Kinect Corporation since 2007, with responsibility for all of the company’s Finance functions, Credit Risk Management, Corporate Development and Investor Relations. Prior to World Kinect, Mr. Birns served as Vice President and Treasurer at Arrow Electronics, Inc., a global provider of technology products, services and solutions. He currently serves as a member of the board of directors and the chair of the audit committee of Stem, Inc. (NYSE: STEM), a global leader in artificial intelligence driven clean energy solutions and services. He previously served as Chairman of the Association for Financial Professionals, a professional society committed to advancing the success of its members and their organizations globally. Mr. Birns holds a Bachelor of Business Administration degree in Public Accounting from Hofstra University. He is a certified public accountant as well as a certified treasury professional.

Since 2011, John Rau has served in senior leadership roles at World Kinect, most recently as EVP of Global Aviation, Land and Marine, where he is responsible for the leadership of all three of the company’s fuel, energy and sustainability businesses. Prior to joining World Kinect, Mr. Rau served as Managing Director at American Airlines from 1995 to 2011, where his responsibilities included jet fuel procurement and logistics. Previously, Mr. Rau worked at United Airlines, where he was responsible for the purchasing and hedging of jet fuel managing United’s jet fuel trading subsidiary. Mr. Rau holds a bachelor’s degree in business administration from the University of Kansas.

About World Kinect Corporation

Headquartered in Miami, Florida, World Kinect Corporation (NYSE: WKC) is a global energy management company offering fulfillment and related services to more than 150,000 customers across the aviation, marine, and land-based transportation sectors. The company also supplies natural gas and power in the United States and Europe along with a broad suite of sustainability-related products and services.

For more information, visit www.world-kinect.com.

CONTACT

Braulio Medrano, Senior Director of FP&A and Investor Relations

investor@worldkinect.com